                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              HANDLEMAN COMPANY
- - -------------------------------------------------------------------------------
           (Name of registrant as specified in its charter)


                              HANDLEMAN COMPANY
- - -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(4).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

                               HANDLEMAN COMPANY

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD SEPTEMBER 8, 1994

To the Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of Handleman Company (the "Company") to be held at the Somerset Inn, 2601 West Big Beaver, Troy, Michigan 48084-3390, on Thursday, September 8, 1994, at 2:00 p.m., Eastern Daylight Time, for the following purposes:

    (1) To elect three directors of the Company to serve until the Annual Meeting of Shareholders in 1997.

    (2) To consider such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on July 15, 1994 will be entitled to vote at the meeting.

    Your attention is called to the attached proxy statement and accompanying proxy. It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to sign, date and return the accompanying proxy card promptly in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

      A copy of the Annual Report of the Company for the fiscal year ended April 30, 1994 accompanies this Notice.


                       By Order of the Board of Directors,


                       RICHARD J. MORRIS, Secretary

Troy, Michigan
August 2, 1994

                               HANDLEMAN COMPANY

                              500 Kirts Boulevard
                           Troy, Michigan 48084-5299

                          ---------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD SEPTEMBER 8, 1994

GENERAL INFORMATION

    The Annual Meeting of Shareholders of Handleman Company (the "Company") will be held at the Somerset Inn, 2601 West Big Beaver, Troy, Michigan 48084-3390, on Thursday, September 8, 1994, at 2:00 p.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and the proxy is August 2, 1994.

    It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The proxy is solicited by the Board of Directors of the Company. The shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. The expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers and employees. In addition, the Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at a fee not to exceed $4,500 plus out-of-pocket expenses. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it at any time before it is voted.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Only holders of record of shares of $.01 par value common stock (the "Common Stock") at the close of business on July 15, 1994 are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On such record date, the Company had issued and outstanding 33,531,359 shares of Common Stock.

    Based on information furnished to the Company by the State of Wisconsin Investment Board ("SWIB"), P.O. Box 7842, Madison, Wisconsin 53707, SWIB owns 2,453,100 shares (7.3%) of the Company's outstanding Common Stock. Management does not know of any other person who, as of July 15, 1994, beneficially owned more than 5% of the Company's Common Stock.

                            I. ELECTION OF DIRECTORS

    The Board of Directors proposes that Messrs. Stephen Strome, James B. Nicholson and Lloyd E. Reuss be elected as directors of the Company to hold office until the Annual Meeting of Shareholders in 1997 or until their successors are elected and qualified. The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the nominees named above, unless such proxies are marked to the contrary. The three nominees receiving the greatest number of votes cast at the Meeting or its adjournment shall be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast. In case any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holders.

    The following information is furnished with respect to each nominee for election as a director, each person whose term of office as a director will continue after the Meeting and each executive officer of the Company named in the Summary Compensation Table below.

                                                                                                 Shares     Percentage of
                                                                                               of Common       Total
                                                                                 Shares           Stock        Common
                                                                                of Common      Beneficially  Stock of the
                                                                                  Stock        Owned as of      Company
                                              Positions and Offices            Beneficially   July 15, 1994  Beneficially     Term
   Name and Year First                     with the Company and Other          Owned as of      as Trustee    Owned as of      to
    Became a Director                Age      Principal Occupations           July 15, 1994         Only     July 15, 1994    Expire
- - -----------------------------------------------------------------------------------------------------------------------------------
                                          NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM
Stephen Strome (1989)  ...........   49   President and Chief Executive Officer
                                          of the Company  ........................258,229 (1)         0            *          1997

James B. Nicholson (1991) ........   51   President and Chief Executive Officer
                                          of Pressure Vessel Service, Inc. .........2,600             0            *          1997

Lloyd E. Reuss (1993)  ...........   58   Former President of General Motors
                                          Corporation  .............................1,000             0            *          1997

                                          DIRECTORS CONTINUING IN OFFICE

David Handleman (1946) ...........   78   Chairman of the Board  .................415,755 (2)   201,275 (2)     1.84%         1996

Richard H. Cummings (1962)  ......   72   Retired Senior Vice Chairman of the
                                          Board of Directors of NBD Bancorp,
                                          Inc. and of NBD Bank, N.A. ...............2,700             0            *          1996

Gilbert R. Whitaker, Jr. (1990) ..   62   Provost and Executive Vice President
                                          for Academic Affairs, the University
                                          of Michigan  .............................. 500             0            *          1996

Alan E. Schwartz (1969)  .........   68   Partner of the law firm of Honigman
                                          Miller Schwartz and Cohn, which firm serves
                                          as general counsel to the Company  .........895             0            *          1995

John F. Daly (1983) ..............   71   Retired Chairman of the Board of
                                          Directors and Chief Executive Officer
                                          of Hoover Universal, Inc. and retired
                                          Vice Chairman of the Board of
                                          Directors of Johnson Controls, Inc. ......5,550             0            *          1995

Verne G. Istock (1990) ...........   53   Chairman of the Board of Directors and
                                          Chief Executive Officer of NBD Bancorp, Inc.
                                          and of NBD Bank N.A. .....................1,000 (3)         0            *          1995

                                          OTHER EXECUTIVE OFFICERS

Lawrence R. Hicks  ...............   49   Executive Vice President-Merchandising ..91,451 (1)         0            *           --

Louis A. Kircos  .................   40   Executive Vice President-Corporate
                                          Development and Subsidiaries  ..........103,969 (1)         0            *           --

Mario DeFilippo  .................   65   Senior Vice President-Video Purchasing ..61,798 (1)         0            *           --

Richard J. Morris  ...............   48   Senior Vice President-Finance,
                                          Chief Financial Officer and Secretary ...28,763 (1)         0            *           --

All Directors and Executive Officers as a group (17 persons)  ..................1,119,978 (4)   201,275         3.94%          --

- - ----------------------------
* Less than 1%

(1) The number shown above as beneficially owned by Messrs. Strome, Hicks, Kircos, DeFilippo and Morris includes 213,232, 72,625, 66,902, 52,625 and 20,000 shares, respectively, which they have the right to acquire within 60 days of July 15, 1994 pursuant to the Company's stock option plans (assuming, in certain instances that the stock price reaches certain levels -- see "Option Grants in the Last Fiscal Year"), 35,239, 18,653, 18,251 and 8,763 shares which represent restricted stock awards granted in June 1993, July 1993 and June 1994 to Messrs. Strome, Hicks, Kircos and Morris, respectively, and 173 shares which have been credited to each of Messrs. Strome, Hicks, Kircos and DeFilippo under the Company's salary deferral plan (the "401(k) Plan"). The number of shares shown above for Mr. Kircos does not include 4,000 shares owned outright by his wife. Mr. Kircos disclaims beneficial ownership of the shares owned by his wife.

(2) Mr. Handleman owns outright and has the sole voting and investment power for 415,755 shares including 173 shares credited to him under the 401(k) Plan, which are shown above as beneficially owned. The number shown above as beneficially owned as trustee represents 201,275 shares held in various trusts, with Mr. Handleman as one of the trustees. Mr. Handleman has no interest in any of such shares held in trusts, other than as a trustee. The number of shares shown above does not include 243,175 shares owned outright by Marion Handleman, his wife. Mr. Handleman disclaims beneficial ownership of the shares owned by his wife.

(3) Mr. Istock disclaims any interest in any shares of the Common Stock held by the Trust Division of NBD Bank, N.A. or any affiliated banks.

(4) All executive officers and directors of the Company as a group (17 persons) beneficially owned 1,321,253 shares (3.94%) of the Company's outstanding Common Stock as of July 15, 1994, including 543,134 shares which they have the right to acquire within 60 days of that date pursuant to the Company's stock option plans, 111,512 shares representing restricted stock awards granted in June 1993, July 1993 and June 1994, 2,277 shares which have been credited to them under the 401(k) Plan and 201,275 shares held in trusts. The total excludes 247,175 shares held by spouses of the Company's executive officers and directors.

OTHER INFORMATION RELATING TO NOMINEES AND DIRECTORS

    Following each director's name and the year in which he first became a director is a brief account of the business experience of each nominee and director of the Company during the past five years.


DAVID HANDLEMAN 1946

Mr. Handleman has served as Chairman of the Board. Mr. Handleman also was Chief Executive Officer from December 1, 1974 to March 9, 1988 and from December 12, 1989 to May 1, 1991. Mr. Handleman retired as an officer and employee of the Company effective July 1, 1993, but is continuing in the non-officer position of Chairman of the Board. Mr. Handleman also performs services for the Company as part of an advisory and non-compete agreement entered into with the Company in 1989.

ALAN E. SCHWARTZ 1969

Mr. Schwartz is a partner of the law firm of Honigman Miller Schwartz and Cohn, Detroit, Michigan, which firm serves as general counsel for the Company. It is expected that such law firm will continue to be retained by the Company in the current fiscal year. Mr. Schwartz is also a director of the following corporations: Comerica Incorporated, Core Industries Inc, The Detroit Edison Company, Howell Industries, Inc., Pulte Corporation and Unisys Corporation.

STEPHEN STROME 1989

Mr. Strome has served as President and Chief Executive Officer of the Company since May 1, 1991. From May 3, 1990 through April 30, 1991, Mr. Strome served
as President and Chief Operating Officer of the Company.   From June 7, 1989
through May 2, 1990, Mr. Strome served as Executive Vice President and Chief Operating Officer of the Company. Mr. Strome served as Executive Vice President and President/Video & Home Computer Software Division of the Company from September 9, 1987 until June 7, 1989.

RICHARD H. CUMMINGS 1962

Mr. Cummings is the retired Senior Vice Chairman of the Board of Directors of NBD Bancorp, Inc. and NBD Bank, N.A. Mr. Cummings is also a director of Delaware North Companies, Inc. and Howell Industries, Inc.

JOHN F. DALY 1983

Mr. Daly is the retired Chairman of the Board of Directors of Hoover Universal, Inc., a diversified manufacturer of industrial engineered parts and components. He also served as Chief Executive Officer of that company. Mr. Daly is also the retired Vice Chairman of the Board of Directors of Johnson Controls, Inc., which acquired all of the outstanding shares of Hoover Universal, Inc. in May, 1985. Mr. Daly is also a director of Comerica Bank & Trust, F.S.B., Edwards Brothers, Inc., JPE, Inc. and Plasti-Line, Inc.

VERNE G. ISTOCK 1990

Mr. Istock is Chairman of the Board of Directors and Chief Executive Officer of NBD Bancorp, Inc. and NBD Bank, N.A. and has served in such capacity since January 1, 1994. From October 1, 1985 through December 31, 1993 Mr. Istock served as Vice Chairman of the Board of NBD Bancorp, Inc. and NBD Bank, N.A. Mr. Istock is also a director of Grand Trunk Corporation and of its subsidiary Grand Trunk Western Railroad Company, and of Kelly Services, Inc. and R.L. Polk & Company.

GILBERT R. WHITAKER, JR. 1990

Mr. Whitaker has served as Provost and Executive Vice President for Academic
Affairs, the University of Michigan, since September 1, 1993.   From September
1, 1990 through August 31, 1993 Mr. Whitaker served as Provost and Vice President for Academic Affairs, the University of Michigan. From January 1, 1979 to September 1, 1990, Mr. Whitaker was Dean and Professor of Business
Economics, the University of Michigan.   Mr. Whitaker is a director of the
following corporations: Johnson Controls, Inc., Lincoln National Corporation and Structural Dynamics Research Corporation.

JAMES B. NICHOLSON 1991

Mr. Nicholson has served as President and Chief Executive Officer of
Pressure Vessel Service, Inc. since 1979. Mr. Nicholson is also a director of Pressure Vessel Service, Inc., Amerisure Companies, Douglas & Lomason Company and North American Mortgage Company.

LLOYD E. REUSS 1993

Mr. Reuss served as General Motors Corporation's Executive Vice President of New Vehicles and Systems from April 6, 1992 through his retirement on January 1, 1993. Mr. Reuss served as President of General Motors Corporation from August 1, 1990 through April 5, 1992. From May 22, 1987 through July 31, 1990 Mr. Reuss served as Executive Vice President of General Motors Corporation's North American Automotive Operations. Mr. Reuss was elected a director of the Company on June 16, 1993.

    During the fiscal year ended April 30, 1994 the Board of Directors held six meetings and took action by written consent three times in lieu of additional meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has a standing Executive Committee. The current members of the Executive Committee are David Handleman (Chairman), Richard H. Cummings, Verne
G. Istock, Alan E. Schwartz and Stephen Strome. The Executive Committee meets on call and has authority to act on most matters between Board meetings. During fiscal year 1994, the Executive Committee held one meeting.

    The Company has a standing Audit Committee. The current members of the Audit Committee are Richard H. Cummings (Chairman), James B. Nicholson and Lloyd E. Reuss. During fiscal year 1994, the Audit Committee held four meetings. The duties of the Audit Committee are: recommending to the Board of Directors the retention or discharge of the independent public accountants; reviewing the arrangements and scope of the audit and non-audit engagements and the compensation of the independent public accountants; reviewing with the independent public accountants and the Company's financial officers the adequacy of the Company's internal auditing, accounting and financial controls; reviewing major changes in accounting policies; and reviewing the scope, status and results of examinations conducted by the internal audit department of the Company.

    The Company has a standing Compensation and Stock Option Committee. The current members of the Compensation and Stock Option Committee are John F. Daly (Chairman), David Handleman, Verne G. Istock and Gilbert R. Whitaker, Jr. During fiscal year 1994, the Committee held three meetings and held informal discussions in lieu of additional formal committee meetings and made recommendations to the Board of Directors. The duties of the Committee are: recommending to the Board of Directors the remuneration arrangements for senior management; recommending to the Board of Directors compensation plans in which officers are eligible to participate; and granting stock options, stock appreciation rights and restricted stock awards under the Company's 1992 Performance Incentive Plan.

    Until June 1993, the Board of Directors served as a Nominating Committee. In June 1993, the Board of Directors established a Nominating Committee. The current members of the Nominating Committee are James B. Nicholson (Chairman), Verne G. Istock, Alan E. Schwartz and Stephen Strome. The Nominating Committee considers the performance of incumbent directors and recommends to the shareholders nominees for election as directors. The Nominating Committee will consider nominees for directors recommended by shareholders, which recommendations for the 1995 Annual Meeting of Shareholders should be submitted to the Chairman of the Nominating Committee at the Company's executive offices, no later than April 1, 1995.

CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    Mr. Verne G. Istock, a director of the Company, is Chairman of the Board of Directors and Chief Executive Officer of NBD Bank, N.A. ("NBD") and of its parent, NBD Bancorp, Inc. The Company regularly transacts business with NBD. Loans to the Company from NBD during fiscal year 1994 included borrowings under a four-year, $147,000,000 revolving credit arrangement entered into on June 24, 1991 with a consortium of banks, for which NBD acts as agent. NBD's commitment pursuant to the revolver is $45,150,000. NBD's share of the maximum aggregate amount of all borrowings under the revolver during fiscal year 1994 was $41,157,000 and, at April 30, 1994, was $21,531,000. Rates under the revolver ranged from 3.6% to 6.8% during fiscal year 1994. During fiscal year 1994, NBD also provided financing to the Company pursuant to five limited obligation revenue bonds at rates ranging from 2.4% to 4.6%. The maximum principal amount outstanding under the revenue bonds during fiscal year 1994 was $10,260,000, and the principal amount outstanding thereunder at April 30, 1994 was $7,400,000. During fiscal year 1994, the Company paid NBD $1,582,329 as interest, consisting of $1,031,034 under the revolving credit arrangement and $533,475 under the revenue bonds. In addition to interest, the Company paid NBD $89,730 in conjunction with its services as agent under the revolving credit arrangement and $277,132 for trustee fees, transfer agent fees, advisory services fees and other fees and expenses.

    Comerica Bank ("Comerica") is also part of the consortium of banks providing the Company with the revolving credit arrangement described above. Mr. Alan E. Schwartz, a director of the Company, is a director of Comerica's parent, Comerica Incorporated. Mr. John F. Daly, a director of the Company, is a director of Comerica Bank & Trust, F.S.B., a subsidiary of Comerica Incorporated. Comerica's commitment pursuant to the revolver is $22,050,000. Comerica's share of the maximum aggregate amount of all borrowings under the revolver during fiscal year 1994 was $20,100,000 and, at April 30, 1994, was $10,515,000. During fiscal year 1994, the Company paid Comerica $503,528 as interest under the revolving credit arrangement and $54,985 for other fees and expenses.

    The Company expects to continue to engage in transactions with NBD and Comerica in the ordinary course of business in the future. In the opinion of management, the Company's commercial dealings with NBD and Comerica are on terms as favorable as those available from other third-party banks.

    Mr. David Handleman, Chairman of the Board of the Company since 1974, retired as an officer and employee of the Company effective July 1, 1993. Mr. Handleman continues as a director of the Company and as the non-officer Chairman of the Board. Effective July 1, 1993, and during his lifetime Mr. Handleman will receive annual payments of $300,000 per year in consideration of his performance of advisory and related services to the Company and execution of a non-competition covenant entered into with the Company in 1989. Such amount is in addition to the annual amount ($288,564) Mr. Handleman receives pursuant to the Company's pension plan. In addition, the Company paid $78,801 for certain life insurance, health insurance, automobile and club dues benefits for Mr. Handleman while he served as an officer of the Company until July 1, 1993, and through April 30, 1994 pursuant to his agreement with the Company. In October and December 1993 the Company loaned Richard J. Morris, Senior Vice President-Finance, Chief Financial Officer and Secretary, the aggregate sum of $141,895 to facilitate the purchase of his home in connection with his move from New York and the commencement of his employment with the Company. The loan, which bears interest at 6% per annum, is to be repaid upon the sale of his New York home. The loan remained outstanding at April 30, 1994.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF DIRECTORS

    Officers of the Company who are directors do not receive any additional compensation for services as a director or as a committee member. During fiscal year 1994, each director who was not an officer of the Company received a director's fee in the annual amount of $16,000 and fees for attendance at Board meetings which would aggregate an additional $6,000 if the director attended all scheduled Board meetings. Each member on a Committee of the Board of Directors was paid at the rate of $750 for each Committee meeting attended. In addition, during fiscal year 1994, each Committee Chairman received an annual fee of $3,000. Directors are reimbursed for travel and other expenses related to attendance at Board and Committee meetings. The Company has adopted a Director Retirement Plan which provides that after 10 years of service any non-employee director will be, upon retirement, entitled to receive 50% of the annual director fee then in effect for the lesser of the number of years the participant served as a non-employee director of the Company or the life of the participant. The Company has approved a Deferral Plan For Payment of Director Fees which permits members of the Board of Directors to elect to defer to a future date all or any portion of their director fees (including retainer fees, attendance fees and committee fees), with interest to be added to deferred amounts. Mr. David Handleman is not entitled to receive director fees during the term of his advisory agreement. See "Certain Transactions with Executive Officers and Directors" for additional information regarding amounts paid to Mr. David Handleman for advisory services.

    Under resolutions of the Board of Directors presently in effect, if a corporate officer or director should die while serving in such capacity, the Company will pay to the surviving spouse, or if there is no surviving spouse then to the decedent's estate, the equivalent of one year's salary (excluding bonuses) based upon the amount being received by the decedent at the time of his or her death, in 24 equal monthly installments commencing one month after death.

SUMMARY COMPENSATION TABLE
    The following table sets forth information for each of the fiscal years ended May 2, 1992, May 1, 1993 and April 30, 1994 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (collectively, the "named executive officers") whose annual salary and bonus exceeded $100,000.


                                                                                    Long Term
                                                                               Compensation Awards
                                            Annual Compensation                        (7)
                                   --------------------------------------         -------------
                                                               Other Annual        Options/SARs          All Other
                                 Fiscal   Salary     Bonus     Compensation    Underlying Securities   Compensation
Name and Position                Year      ($)        ($)          ($)                 (#)                 ($)
- - ------------------------------------------------------------------------------------------------------------------
Stephen Strome (1)               1994     344,230       --        --                115,000                   --
 President and Chief             1993     298,463    140,000      --                 25,000                   --
 Executive Officer               1992     280,000    140,000       *                 22,591                    *

Lawrence R. Hicks (2)            1994     191,845       --        --                 30,000                   --
 Executive Vice President        1993     182,425     62,000      --                  7,500                   --
 - Merchandising                 1992     173,192     60,000       *                  7,500                    *

Louis A. Kircos (1) (3)          1994     186,500       --        --                 36,409                   --
 Executive Vice President        1993     174,407     62,000      --                  7,500                   --
 - Corporate Development         1992     162,683     60,000       *                 13,784                    *
 and Subsidiaries

Mario DeFilippo                  1994    184,997        --        --                   --                   60,000 (4)
 Senior Vice President           1993    177,660      64,000      --                   --                     --
 - Video Purchasing              1992    169,598      59,150       *                  7,000                    *

Richard J. Morris (5)            1994    129,385        --     34,498 (6)            20,000                   --
 Senior Vice President
 - Finance, Chief Financial
 Officer & Secretary

* Under the Securities and Exchange Commission's transition rules on executive compensation, amounts of Other Annual Compensation and All Other Compensation are not shown for the fiscal year ended May 2, 1992.

(1) Pursuant to the Company's 401(k) Plan, Mr. Strome deferred $5,000, $3,100 and $3,667 of his salary and Mr. Kircos deferred $5,000. $3,110 and $3,667 of his salary, respectively, during the fiscal years ended May 2, 1992, May 1, 1993 and April 30, 1994.

(2) Mr. Hicks was Senior Vice President - Merchandising until April 25, 1994, and Executive Vice President - Merchandising thereafter.

(3) Mr. Kircos was Senior Vice President - Finance until March 1993, Senior Vice President - Corporate Development and Subsidiaries until April 25, 1994 and Executive Vice President - Corporate Development and Subsidiaries thereafter.

(4) Represents payment to Mr. DeFilippo for services rendered to the Company in postponing his retirement date.

(5) Mr. Morris was elected Vice President - Finance, Chief Financial Officer and Secretary on August 2, 1993, and was elected Senior Vice President - Finance, Chief Financial Officer and Secretary effective April 25, 1994.

(6) Includes $348, $3,796 and $30,354 paid during fiscal 1994 to Mr. Morris for certain life insurance, automobile benefits and moving and transition expenses, respectively. Non-cash compensation did not exceed the lesser of $50,000 or 10% of individual cash compensation for any other executive officer.

(7) See Long-Term Incentive Plan-Awards in Last Fiscal Year for information regarding restricted stock awards for the fiscal year ended April 30, 1994. No restricted stock awards were granted in prior years.

OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table provides details regarding stock options granted to the named executive officers in the last fiscal year. In addition, in accordance with SEC rules, hypothetical gains that would exist for the respective options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises and stock accruals are dependent on the future performance of the Common Stock and the overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved.

                                                                                          Potential Realizable Value at
                                                                                             Assumed Annual Rates of
                                                                                            Stock Price Appreciation
                                          % of Total                                           For Option Term (1 )
                       Number of       Options Granted                                    -----------------------------
                    Options Granted      to Employees     Exercise Price
Name                       (2)          in Fiscal Year    Per Share (4)    Expiration Date        5%        10%
- - -----------------------------------------------------------------------------------------------------------------------
Stephen Strome           115,000           44.5%             $14.25         June 15, 2003      $343,123   $2,611,650

Lawrence R. Hicks         30,000           11.6%             $14.25         June 15, 2003      $ 89,600   $  681,300

Louis A. Kircos           30,000           11.6%             $14.25         June 15, 2003      $ 89,600   $  681,300
                           6,409 (3)        2.5%             $13.75         June  6, 2001      $ 55,374   $  140,421

Mario DeFilippo                0             --                --                 --               --           --

Richard J. Morris         20,000            7.7%             $14.25         July 29, 2003      $ 59,736    $ 454,200

- - -----------------
(1) In accordance with SEC rules, these columns show gains that might exist for the respective options over a period of 10 years. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the named executive officers will be zero. A 5% and 10% annually compounded increase in the Company's stock price from $14.25 per share at the date of grant to the end of the 10-year option term would result in stock prices of $23.21 and $36.96 per share, respectively.

(2) Each option (other than the reload option for 6,409 shares to Mr. Kircos noted in footnote (3)) becomes exercisable one-third when the Company's stock price exceeds $20.00 per share; one-third when the Company's stock price exceeds $25.00 per share; and one-third when the Company's stock price exceeds $30.00 per share.

(3) Represents a reload option granted to Mr. Kircos based on his using previously owned Handleman shares to exercise a stock option. In order to qualify for receipt of a reload option, the shares used to exercise an option must have been held for one year. Sale within one year of the shares received in the option exercise will cancel the reload option. The reload option expires on the same date as the original option.

(4) The exercise price may be paid in cash, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation and Stock Option Committee has approved the issuance of reload options in certain circumstances and with certain restrictions. A reload option is an option granted to an employee when the employee exercises an option using previously owned shares.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning stock options exercised by the named executive officers during the fiscal year ended April 30, 1994, as well as the value of unexercised options held by such persons on April 30, 1994. This table also includes the number of shares covered by both exercisable and non-exercisable stock options as of the last day of the fiscal year. The exercise price of all outstanding stock options, exercisable or unexercisable, held by such persons on April 30, 1994 was higher than the market price ($10.88 per share) of the Company's Common Stock as of such date. The number of exercisable stock options shown in the following table includes options exercisable when the Company's stock price reaches certain levels (see footnote (2) to "Option Grants in the Last Fiscal Year").

                                                                 Number of
                                                                Unexercised
                                                              Options at Fiscal
                                                                  Year-End
                               Shares Acquired      Value       Exercisable/
Name of Individual             on Exercise #        Realized    Unexercisable
- - -------------------------------------------------------------------------------
Stephen Strome                    0                  --
   Exercisable                                                    188,232
   Unexercisable                                                   25,000

Lawrence R. Hicks                 0                  --
   Exercisable                                                     65,125
   Unexercisable                                                    7,500

Louis A. Kircos                 7,500              $15,000
   Exercisable                                                     59,402
   Unexercisable                                                   13,909

Mario DeFilippo                   0                  --
   Exercisable                                                     52,625
   Unexercisable                                                    --

Richard J. Morris                 0                  --
   Exercisable                                                     20,000
   Unexercisable                                                    --

LONG-TERM INCENTIVE PLAN--
AWARDS IN LAST FISCAL YEAR

    The following table sets forth the restricted stock awards made under the Company's Long-Term Incentive Plan to the named executives during the fiscal year ended April 30, 1994. No restricted stock awards were granted in prior fiscal years. The amount of the restricted stock award eventually issued to and retained by participants depends upon the extent to which the consolidated return on shareholders' equity exceeds the required performance level for the subject fiscal years. If the threshold performance level is not met, no restricted stock awards can be retained by the participant.

                                        Performance
                           Number of     or Other               Estimated Future Payouts under
                            Shares,     Period Until             Non-Stock Price-Based Plans
                           Units or      Maturation             ------------------------------
                            Other        or Payout     Threshold       Target      Maximum
       Name                 Rights      (Fiscal Years)    ($)            ($)          ($)
       ----------------------------------------------------------------------------------------
        Stephen Strome       12,895      1994-1995         91,877         183,754      367,508
                              8,596      1994-1996         61,247         122,493      244,986

        Lawrence R. Hicks     7,111      1994-1995         50,666         101,332      202,664
                              4,740      1994-1996         33,773          67,545      135,090

        Louis A. Kircos       6,926      1994-1995         49,348          98,696      197,392
                              4,618      1994-1996         32,903          65,806      131,612

        Mario DeFilippo        --           --               --              --           --

        Richard J. Morris     2,895      1994-1996         20,627          41,253       82,506

    The plan consists of two segments. In the first segment, performance targets are based on return on beginning shareholders' equity achieved during fiscal years 1994 and 1995. Fifty percent of the shares vest and are paid out in June 1995 and the balance is vested and paid out in June 1996. In the second segment, performance targets are based on return on beginning shareholders' equity achieved during fiscal years 1994, 1995 and 1996. Fifty percent of the shares vest and are paid out in June 1997 and the balance is vested and paid out in June 1998. In addition to achieving the performance threshold, the participant must remain in the Company's employ until the subject vesting date except where the employment is terminated due to death, permanent disability or normal retirement. The Compensation and Stock Option Committee establishes the threshold, target and maximum return on beginning shareholders' equity for each fiscal year. Cash dividends are paid on the restricted stock holdings reported above on the normal dividend payment dates.

PENSION PLAN

    The Company has a pension plan (the "plan") covering all employees of the Company who have reached the age of 21 and completed one year of service, except for employees covered by a collective bargaining agreement which does not provide for plan coverage. The plan provides pension benefits, death benefits and disability benefits for covered employees. For the fiscal year ended April 30, 1994, employees with five or more years of service were entitled to monthly pension benefits beginning at normal retirement age (65). The computation of benefits under the plan is based upon a formula which takes into consideration retirement age, years of service up to 30 years, average annual compensation during the highest five consecutive year period within the 10 years preceding retirement, and the average of the taxable wage base for social security purposes over the employee's career. The plan permits early retirement at ages 55-64 for employees with 10 or more years of service. A death benefit equal to a portion of the employee's accrued benefit is paid to the employee's spouse if the employee dies after becoming vested under the plan. An employee with 10 or more years of service whose employment by the Company terminates prior to his or her normal retirement date on account of his or her permanent and total disability is entitled to receive a disability retirement benefit.

    The compensation covered by the plan includes all earnings from the Company as reported on the employee's W-2 form, for base pay plus overtime and bonus payments only, plus salary deferrals under the Company's 401(k) Plan, up to a maximum of $150,000 for calendar year 1994.

    The following table illustrates current annual benefits payable under the plan upon retirement at age 65 to persons in certain compensation and years of service classifications. The benefits are computed on the basis of a straight life annuity and are not subject to deductions for social security or other offset amounts.

                 Final Average                                 Ten Years       Twenty Years      Thirty Years
                 Compensation                                  of Service      of Service        of Service
- - -------------------------------------------------------------------------------------------------------------
        $125,000   .......................................       $15,920         $31,839         $47,759
        $150,000   .......................................        19,420          38,839          58,259
        $175,000*  .......................................        22,920          45,839          68,759
        $200,000*  .......................................        26,420          52,839          79,259
        $225,000*  .......................................        28,111          58,222          87,333

*Compensation which may be considered for any purpose under a qualified pension plan is limited for 1994 to $150,000.

    The Internal Revenue Code limits the benefits which can be paid from any funded pension plan that qualifies for federal tax exemption. The amount for calendar year 1994 is $118,800.

    As of April 30, 1994, the credited years of service under the plan for the named executive officers were as follows: 16 for Stephen Strome; 20 for Lawrence R. Hicks; 14 for Mario DeFilippo; 12 for Louis A. Kircos; and 0 for Richard J. Morris.

Performance Graphs

    The following line graphs compare the cumulative total shareholder return for the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Index and the Russell 2500 Index, for the past five and ten year periods.

                      COMPARISON OF FIVE YEAR CUMULATIVE
                     TOTAL RETURN AMONG COMPANY. S&P 500
                               AND RUSSELL 2500

                1989    1990    1991    1992    1993    1994
- - ------------------------------------------------------------
Handleman       100      62      67       70      78      60
S&P 500         100     111     130      148     162     170
Russell 2500    100      99     113      135     156     176

    Assumes an investment of $100 in the Company's Common Stock, the S&P 500 Composite Index and Russell 2500 Index as of the last day of fiscal 1989. It shows the cumulative total return for the Company's last five fiscal years assuming reinvestment of dividends.
                      COMPARISON OF TEN YEAR CUMULATIVE
                     TOTAL RETURN AMONG COMPANY. S&P 500
                               AND RUSSELL 2500

                1984    1985    1986    1987    1988    1989    1990    1991    1992    1993    1994
- - ----------------------------------------------------------------------------------------------------
Handleman       100     184     261     192     222     375     234     253     261     291     226
S&P 500         100     118     160     203     190     234     258     303     346     377     397
Russell 2500    100     117     161     184     173     204     202     230     276     319     359

    Assumes an investment of $100 in the Company's Common Stock, the S&P 500 Composite Index and Russell 2500 Index as of the last day of fiscal 1984. It shows the cumulative total return for the Company's last 10 fiscal years assuming reinvestment of dividends.

    The Company does not believe it feasible to provide a peer group comparison since any entities that could conceivably be deemed "peers" are either privately held companies or subsidiaries or divisions of larger publicly-held companies. Therefore, the Company has selected the Russell 2500 index on the basis of similar market capitalization.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE

INTRODUCTION

    Decisions on compensation of the Company's executives are made by the four members of the Compensation and Stock Option Committee (the "Committee") of the Board. The members of the Committee are Messrs. John F. Daly (Chairman), David Handleman, Verne G. Istock and Gilbert R. Whitaker, Jr.

GENERAL POLICIES

    The overall objective of the Committee with respect to compensation of executive officers is to provide a compensation program that is intended to attract, retain and reward key management personnel who contribute to the long-term success of the Company and to motivate executives to achieve goals which support business strategies and business objectives of the Company.

    To achieve these objectives, key management employees are paid salaries and bonuses and are granted stock options and restricted stock awards based on corporate performance and individual initiative and achievements. The Committee used the services of an outside compensation consulting firm which provided advice with respect to the reasonableness of compensation paid to its key management employees. The consultant provided the Committee with compensation surveys based on comparisons to different groups of corporations with approximately the same sales volume as the Company. The Committee has not taken into account the impact of Section 162(m) of the Internal Revenue Code in determining the level of executive compensation since there is no immediate relationship between the Company's compensation levels and the provisions of Section 162(m).

SALARIES

    Individual salary determinations of the Company's key management employees are based on experience and sustained performance and by comparison to pay practices with companies included in the outside consultant's compensation survey.

BONUSES

    Under the Company's bonus program, the Committee establishes a bonus pool and specific bonus payments based on a targeted return on beginning shareholders' equity. Key management employees participate in the bonus program. Awards under the program are based, first, on attaining the targeted return on equity and, second, on each participant's contribution to the Company's business results based on subjective performance review. In fiscal 1994, the Committee took into account the financial performance of the Company, which reflected a 9.6% return on beginning shareholders' equity and which was below the minimum targeted return established by the Committee. Accordingly, no bonuses were paid to any executive officers pursuant to the overall bonus program. Bonuses were only paid to certain selected key employees based solely on their individual initiative and contribution to corporate performance.

STOCK PLANS

    The Company's shareholders approved the adoption of the Handleman Company 1992 Performance Incentive Plan (the "Plan") which authorizes the granting of stock options, stock appreciation rights and restricted stock. The Committee believes that stock ownership by executives and stock-based performance compensation arrangements foster an interest in the enhancement of shareholder value and thus align management's interests with that of the shareholders. Thus, in fiscal 1994, stock options and restricted stock were awarded pursuant to the Plan to key employees in amounts reflecting the participant's position and ability to influence the Company's overall performance. In determining the size of individual awards, the Committee considered the amount of options outstanding and previously granted, both in the aggregate and with respect to the particular executive, and the amount of options remaining available for grant under the Plan. The Committee's policy has been to utilize vesting periods to encourage key employees to continue in the employ of the Company, and to grant options with a term of 10 years to provide a long-term incentive. Generally, the exercise price of the options is at least the fair market value of the underlying shares on the date of the grant. Thus, such options have value only if the price of the underlying share increases. However, with respect to certain senior officers the options granted during fiscal 1994 which have an exercise price of $14.25 per share can only be exercised in the following manner: one-third of such options when the Company's stock price exceeds $20.00 per share; one-third when the Company's stock price exceeds $25.00 per share; and the balance when the Company's stock price exceeds $30.00 per share. In fiscal 1994, restricted shares awarded totaled 185,521 (net of forfeitures) and may only be vested if goals are reached, but could increase to a maximum of 330,396 if maximum targets were reached. Restricted shares are held in the custody of the Company and vest only if specified returns on shareholders' equity are reached. These shares are treated as outstanding for purposes of calculating earnings per share and may be voted by the participant. Cash dividends are paid on the restricted stock holdings on the normal dividend payment dates. The number of shares which may vest will be prorated to the extent the performance goals are achieved. If the minimum performance goals under which an award is issued are not satisfied, the shares are forfeited. The Company did not record any compensation expense related to restricted stock in fiscal 1994 because related performance goals were not achieved.

OTHER COMPENSATION

    At various times in the past the Company has adopted certain broad-based employee benefit plans in which key management employees have been permitted to participate and has adopted certain executive officer retirement, life and health insurance and automotive plans. Other than with respect to the Company's 401(k) Plan, which includes a Company Common Stock Fund so as to further align employees' and shareholders' long-term financial interests, benefits under these plans are not directly or indirectly tied to Company performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee approved an increase in Mr. Stephen Strome's annual base compensation in June 1993 of $50,000, representing a 16.67% increase, to an annual base salary of $350,000 for fiscal year 1994. The study prepared by the compensation consultant indicated that Mr. Strome's salary was below the median of the salary range for the companies included in its survey, which was primarily a reflection of Mr. Strome's recent election as CEO at the beginning of fiscal 1992. Mr. Strome was not paid a bonus for fiscal year 1994 since the Company's performance goal under its bonus program was not met (see "Bonus" section). In June 1993, the Committee awarded Mr. Strome a non-qualified stock option grant to purchase 115,000 shares of the Company's stock. The option becomes exercisable one-third when the Company's stock exceeds $20.00 per share; one-third when the stock price exceeds $25.00 per share and one-third when the stock price exceeds $30.00 per share. The goal of the option is to ensure attention to the Company's long-term strategies and objectives, and provide payouts for performance that significantly increases shareholder value. These goals are reflected in the feature which requires that the Company's stock reach certain prices before the options can be exercised. The grant has a term of 10 years from the date of grant. Mr. Strome was also awarded restricted stock grants totaling 21,491 shares in fiscal year 1994 (see "Stock Plans" section for vesting provisions of the restricted stock program). The Committee believes such stock option and restricted stock grants to be competitive with long-term compensation award practices of the companies included in the compensation survey prepared by the outside compensation consultant.

BY THE COMPENSATION AND STOCK OPTION COMMITTEE:
   John F. Daly (Chairman)
   David Handleman
   Verne G. Istock
   Gilbert R. Whitaker, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    John F. Daly, David Handleman, Verne G. Istock and Gilbert R. Whitaker,
Jr., currently serve as members of the Company's Compensation and Stock Option Committee (the "Committee"). Mr. Handleman is the only Committee member who was, at any one time during the fiscal year ended April 30, 1994, an officer or employee of the Company or any of its subsidiaries (and Mr. Handleman retired as an officer on July 1, 1993), and none of the other Committee members is a former officer of the Company or any of its subsidiaries. See "Certain Transactions with Executive Officers and Directors" above for additional information regarding transactions between Mr. Handleman and the Company. As noted above, Verne G. Istock, a director of the Company and a member of the Committee, is Chairman of the Board of Directors and Chief Executive Officer of NBD and of its parent, NBD Bancorp, Inc. and Mr. Daly, a director of the Company and a member of the Committee, is a director of Comerica Bank &
Trust, F.S.B., a subsidiary of Comerica Incorporated, the parent of Comerica. As also noted above, the Company regularly transacts business with NBD and Comerica. See "Certain Transactions with Executive Officers and Directors" above for a description of such business.

                              II. OTHER MATTERS

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

    Coopers & Lybrand is the independent public accountant for the Company and its subsidiaries and has reported on the Company's consolidated financial statements for the fiscal year ended April 30, 1994. The Company's independent public accountant is appointed by the Board of Directors after receiving recommendations from the Audit Committee. Coopers & Lybrand has been reappointed for fiscal year 1995.

    Representatives from Coopers & Lybrand are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

OTHER PROPOSALS

    Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting, and they have no present knowledge that any other matters will be presented for action at the Meeting by others. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

    A shareholder proposal which is intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by April 1, 1995.

                                By Order of the Board of Directors,

                                RICHARD J. MORRIS, Secretary

Dated: August 2, 1994

- - --------------------------------------------------------------------------------
                               HANDLEMAN COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 8, 1994

         PROXY SOLICITED BY THE BOARD OF DIRECTORS OF HANDLEMAN COMPANY David Handleman, Richard H. Cummings and Alan E. Schwartz, and
     each of them, are hereby authorized to represent and vote the stock of the undersigned at the Annual Meeting of Shareholders to be held September 8, 1994, and at any adjournment thereof:
     1. THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

ELECTION OF               / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
DIRECTORS                     (except as marked to the contrary below)       to vote for all nominees
                                                                             listed below

        Stephen Strome         James B. Nicholson         Lloyd E. Reuss
         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

     ----------------------------------------------------------------------
     2. In their discretion with respect to any other matters that may properly come before the meeting.
         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE
     WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE,
     THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR
     DIRECTORS LISTED ABOVE.
- - --------------------------------------------------------------------------------
                   (Continued and to be signed on other side)

- - --------------------------------------------------------------------------------
                          (Continued from other side)
         THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE
     GIVEN TO VOTE SUCH STOCK, AND HEREBY RATIFIES AND CONFIRMS ALL THAT
     SAID ATTORNEYS AND PROXIES, OR THEIR SUBSTITUTES, MAY DO BY VIRTUE
     HEREOF. IF ONLY ONE ATTORNEY AND PROXY SHALL BE PRESENT AND ACTING,
     THEN THAT ONE SHALL HAVE AND MAY EXERCISE ALL THE POWERS OF SAID
     ATTORNEYS AND PROXIES.
         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SAID
     ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT RELATING THERETO
     AND THE ANNUAL REPORT FOR 1994.

                                              Dated:                 , 1994
                                                    -----------------
                                              -----------------------------
                                              -----------------------------
                                                    (Signature(s) of
                                                    Shareholders(s))
                                              The signature(s) of
                                              shareholder(s) should
                                              correspond exactly with the
                                              name(s) stenciled hereon.
                                              Joint owners should sign
                                              individually. When signing as
                                              attorney, executor,
                                              administrator, trustee or
                                              guardian, please give your
                                              full title as such.


                                               PLEASE PROMPTLY DATE, SIGN
                                                   AND MAIL THIS PROXY
                                               IN THE ENCLOSED ENVELOPE.
- - --------------------------------------------------------------------------------